Exhibit 99.1

Transatlantic Holdings, Inc. Names Michael C. Sapnar Chief Operating Officer and Announces Thomas R. Tizzio to Retire as Director After More Than 30 Years of Service

NEW YORK--(BUSINESS WIRE)--May 19, 2011--Transatlantic Holdings, Inc. (NYSE: TRH) today announced that Michael C. Sapnar has been named Executive Vice President and Chief Operating Officer, a new position. Mr. Sapnar, 45, previously served as Executive Vice President and Chief Underwriting Officer, Domestic Operations.

As Chief Operating Officer, Mr. Sapnar will oversee TRH’s worldwide reinsurance operations, reporting to Robert F. Orlich, President and Chief Executive Officer. Mr. Sapnar has had primary responsibility for TRH’s U.S. and Canadian operations since 2002. He joined TRH in 1995 and has substantial international experience with the company as well, including serving as Underwriting Manager of the London office for four years. Prior to joining TRH, he served for eight years with a large insurance company as a branch manager and underwriter specializing in D&O, E&O and fidelity business.

“Mike’s appointment as COO is great for Transatlantic,” said Mr. Orlich. “His over 20 years of industry experience, reputation as a leader and disciplined underwriter, and his exceptional performance in domestic and international markets make him the ideal executive to serve as our first COO, and I’m looking forward to working with him in his new capacity.”

TRH also announced that Thomas R. Tizzio, a member of the Board of Directors, has notified TRH that due to personal reasons he will retire and will not stand for re-election at the upcoming annual meeting of stockholders to be held on May 26, 2011. The Board intends to fill the vacancy created by Mr. Tizzio’s retirement with Mr. Sapnar following the stockholders’ meeting. Mr. Tizzio has a 30-plus-year history with TRH, serving as the President of TRH’s primary subsidiary, Transatlantic Reinsurance Company (“TRC”), from 1980-1984; as a director of TRC since 1980; and as a director of TRH since 1990.

Mr. Orlich commented, “I would like to extend my heartfelt thanks to Tom on behalf of the entire organization. Tom is respected throughout the insurance and reinsurance industries and he leaves an indelible mark on Transatlantic, which is known in the industry for its rare longevity and success. While many people have contributed to that success, few can make a greater claim than Tom, who was TRC’s President in its formative years, an influential director throughout his tenure, and a great mentor to me personally.”

Transatlantic Holdings, Inc. (TRH) is a leading international reinsurance organization headquartered in New York, with operations on six continents. Its subsidiaries, Transatlantic Reinsurance Company®, Trans Re Zurich Reinsurance Company Ltd. and Putnam Reinsurance Company, offer reinsurance capacity on both a treaty and facultative basis ― structuring programs for a full range of property and casualty products, with an emphasis on specialty risks.

Visit – www.transre.com – for additional information about TRH.

CONTACTS:
Transatlantic Holdings, Inc.
Thomas V. Cholnoky, 212-365-2292